Exhibit 99.B(j)(1)(iv)

STATE STREET BANK & TRUST COMPANY

DRAFT FEE SCHEDULE

For

ING PRIME RATE TRUST

And

SENIOR INCOME FUNDS

March 1, 2008 to February 28, 2010

I.                                        INVESTMENT ACCOUNTING

A.                                   Asset Based Fee on a Total Relationship Basis

2.00/100 of 1% (2.00 basis points) on the first $3.5 billion in assets.

1.00/100 of 1% (1.00 basis points) on the next $26.5 billion in assets.

0.75/100 of 1% (0.75 basis points) on all assets in excess of $30.0 billion in assets.

There is a monthly minimum fee of $5,000 per portfolio.  The monthly minimum fee does not apply to any portfolio if the asset based fee discussed in I.A. above produces greater revenue than the per portfolio minimum would produce on an aggregate basis.

B.                                     Monthly Fee Per Additional Class

                                                There will be no charge for the first 5 (five) retail classes and 2 (two) variable product classes.  Any class over this limit will be charged at $250.00.

C.                                     Pricing

Security Type	Price Per Month Per Position
Domestic Equities	$2.00
International Equities	$6.00
Domestic Corp. & Govt. Bonds	$6.00
International Bonds/Foreign Loans	$6.00
Domestic Mortgages	$6.00
CMO’s	$6.00

II.                                   SECURITY CUSTODY

A.                                   Domestic Custody

Transaction Fee, per transaction:

Physical Delivery - $20.00

Depository Eligible - $7.00

Mortgage-backed Principal & Interest Paydown - $10.00

State Street Bank REPO - $50.00 per month, per Fund

Federal Funds Wire Received or Delivered - $6.00 per wire

Futures and Options - $25.00

Third Party Foreign Exchange Trades - $25.00

B.                                     Prime Rate Trust and Senior Bond Fund Loan Servicing Fees:

The following asset-based fees cover the loan accounting and asset custodial functions.

Asset-Based Fee

2.5/100 of 1% (2.5 basis points) on the first $250 million in portfolio assets

2.25/100 of 1% (2.25 basis points) on the next $500 million in portfolio assets

2.00/100 of 1% (2.00 basis points) on the next $250 million in portfolio assets

1.75/100 of 1% (1.75 basis points) on all assets in excess of $1 billion

C.                                     Foreign Securities

MARKET/ COUNTRY	ASSET CHARGE	TRANSACTION CHARGE

Argentina	25	$100
Australia	3	$35
Austria	6	$50
Bangladesh	40	$200
Belgium	6	$50
Belize	60	$125
Bermuda	40	$110
Botswana	40	$120
Brazil	20	$100
Canada	2	$35
Cedel/Euroclear	3	$25
Chile	35	$100
Colombia	45	$160
Czech Republic	25	$100
Denmark	6	$50
Egypt	45	$150
Estonia	45	$50
Finland	6	$50
France	4	$35
Germany	4	$35
Ghana (GBP)	35	$100
Greece	35	$100
Hong Kong	9	$50
Hungary	40	$100
India	40	$200
Indonesia	10	$100
Ireland	6	$50
Israel	40	$100
Italy	5	$50
Japan	3	$35
Jordan	40	$170
Kenya	35	$100
Luxembourg	7	$75
Malaysia	10	$50
Mauritius	40	$125
Mexico	6	$75
Morocco	40	$100
Namibia	35	$125
Netherlands	6	$35
New Zealand	6	$50
Norway	6	$50
Pakistan	40	$110
Peru	40	$150
Philippines	15	$100
Poland	40	$100
Portugal	20	$100
Romania	40	$100
Shanghai (China)	35	$160
Shenzhen (China)	35	$160
Singapore	10	$50
Slovenia	45	$125
South Africa	5	$75
South Korea	15	$75
Spain	6	$75
Sri Lanka	25	$100
Sweden	6	$50
Switzerland	4	$35
Taiwan	22	$100
Thailand	10	$75
Turkey	25	$100
United Kingdom	3	$35
United States	.25	See fees above
Uruguay	40	$125
Venezuela	40	$150
Zimbabwe	35	$125

NOTE: Any country not listed above will be negotiated at time of investment.

Out of Pocket Expenses will be billed as incurred (e.g. stamp taxes,

registration costs, script fees, special transportation costs, etc.).

D.                                    Balance Credits

State Street will offset fees with balance credits calculated at 75% of the bank credit rate (see below) applied to average custody collected cash balances for the month.  Balance credits can be used to offset fees.  Any credits in excess of fees will be carried forward from month to month through the end of the calendar year.  For calculation purposes, State Street uses an actual/actual basis.

Note:  The bank credit rate is the equivalent to the lesser of:

•              The average 91-day Treasury Bill discount rate for the month

or

•              The average Federal Funds rate for the month less 50 basis points.

III.                              NOTES TO THE ABOVE FEE SCHEDULE

A.            Asset based fees will be billed and payable monthly at 1/12th of the annual stated rate based on monthly net assets.

B.            The above schedule does not include out-of-pocket expenses that would be incurred by State Street on the client’s behalf.  Examples of out-of-pocket expenses include but are not limited to record retention, microfiche, disaster recovery, pricing research services, overnight mailing services, foreign registration and script fees, etc.  State Street bills out-of-pocket expenses separately from service fees.

C.            The fees stated above are exclusive of terminal equipment required in the client’s location(s) and communication line costs.

D.            Any fees or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by State Street.

E.             The fees are guaranteed for at least a two-year period commencing on the effective date listed above between State Street and ING Funds.  All changes to the fee schedule will be communicated in writing at least 60 days prior to their effective date.

F.             Overdrafts will be calculated at the monthly average Prime rate (as published in the Wall Street Journal) and charged on the monthly average overdraft balance.

G.            Any additional requests outside of normal accounting and custody service activities will be assessed on an individual basis.  State Street will provide ING Funds or their designees with standard reports or information via hardcopy, fax, or through the In-Sight product.  This will include Auditors and Sub-Advisors as authorized and communicated by ING Funds.  Any additional service requests outside of normal accounting and custody service activities will be assessed on an individual basis.  State Street and ING Funds agree to review future service or technology requests as they surface and work with each other to review the business needs and determine if any existing standard reports will satisfy the requirements.  In the event customization of services or technology is required the following will apply:

Customized: State Street will work with ING Funds to design and develop ad hoc reports as necessary.  The costs for designing and developing such ad hoc reports will be assessed on an individual basis.  Customized reporting for desktop applications are typically billed at a rate of $150.00 per hour.

Mark Nicholson	/s/ Todd Modic
State Street Bank & Trust Company	ING Prime Rate Trust Fund
ING Senior Income Fund

12/17/07	12/13/07
Date	Date